Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Bioptix, Inc. on Form S-8 (Nos. 333-143959, 333-165841, 333-171251, 333-183133, 333-187537, 333-189606 and 333-198054) of our report dated March 31, 2017, on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2017.  Our report includes an explanatory paragraph relating to auditing the adjustments to the 2015 financial statements to retrospectively reflect the impact of the reverse split.

/s/ EisnerAmper LLP
EisnerAmper LLP

Iselin, New Jersey
March 31, 2017